BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	OTC Bulletin Board: BISP

BioSante Pharmaceuticals, Inc.

Reports on Recent Financing and Second Quarter Financial Results

Lincolnshire, Illinois (August 14, 2003) - BioSante Pharmaceuticals, Inc. (OTCBB: BISP) today reported on its recent financing and financial results for the first half and three-month period ended June 30, 2003.

On August 4, 2003 BioSante closed a private placement raising approximately $10.3 million.  Proceeds from the private placement will enable BioSante to manage and complete the pivotal Phase III clinical trial of Bio-E-Gel™ for the treatment of menopausal symptoms, a multi-billion dollar market.  BioSante also plans to use these funds to continue the development of LibiGel™ for the treatment of female sexual dysfunction.

“The successful closing of the private placement is an important milestone for the company that will enable us to capitalize on the major potential of our hormone therapy product portfolio to increase stockholder value,” said Stephen M. Simes, president and chief executive officer of BioSante Pharmaceuticals. “We plan to move forward aggressively with the Phase III development of our Bio-E-Gel, as well as with significant opportunities for the development of new products using our technology for the delivery of drugs and vaccines.”

Financial results

The company reported a net loss of approximately $1.6 million or ($0.18) per share for the quarter ended June 30, 2003 compared to a net loss of $1.5 million or ($0.22) for the same period in 2002. For the six month period ended June 30, 2003, the company reported a net loss of $2.9 million or ($0.32) per share compared to a net loss of $2.6 million or ($0.38) per share for the same period in 2002.  The increase in net loss is primarily due to expenses associated with the clinical development of the company’s hormone therapy product portfolio.  The company’s cash balance as of June 30, 2003 was approximately $2.3 million, compared to $4.9 million at December 31, 2002.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements regarding BioSante contained in this press release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements.  The statement regarding the company’s ability to capitalize on its hormone portfolio to increase stockholder value and plan to move forward aggressively with the Phase III development of our Bio-E-Gel is a forward-looking statement.   Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors known to BioSante that cause actual results to differ materially from those expressed in such forward-looking statements are the difficulty of developing pharmaceutical products, adverse reports from others about products similar to ours, obtaining regulatory and other approvals and achieving market acceptance, and other factors identified and discussed from time to time in BioSante’s filings with the Securities and Exchange Commission, including those factors discussed on pages 17 to 23 of BioSante’s Form 10-KSB, which discussion also is incorporated herein by reference.

Contact:

Phillip Donenberg CFO — 847-478-0500 ext 101; donenber@biosantepharma.com